UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2019

IDEANOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1778374
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

001-35561

(Commission File Number)

55 Broadway, 19th Floor, New York, NY 10006

(Address of principal executive offices) (Zip Code)

212-206-1216

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Definitive Material Agreement

Please see the disclosure under Item 5.02 herein

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective July 2, 2019, the Board of Directors (the “Board”) Ideanomics, Inc. (the “Company”) accepted the resignation of Richard Frankel, Director, and Mr. Jin Shi, Director.

The resignations were not because of any disagreement with the Company known to the Board of Directors of the Company on any matter related to the Company’s operations, policies, or practices. The Company thanks Messrs. Frankel and Shin for their service.

Effective July 5, 2019, the Board of Directors unanimously appointed a new director, Mr. John Wallace, to the board of directors. There is no arrangement or understanding between Mr. Wallace and any other person pursuant to which Mr. Wallace was selected as Director, there is no family relationship between Mr. Wallace and any director or officer of the Company.

Mr. John Wallace is a seasoned executive with experience across a range of industries. For the majority of his career, John was a senior executive & officer of the Philadelphia Stock Exchange ("PHLX"). John started at the PHLX in 1964 and became a member of the PHLX in 1971. John served as a member of the PHLX Board of Governors from 1984 until August 2008. During his tenure at the PHLX John held several senior positions including Chairman, Vice Chairman and Chief Executive Officer. He traded on all floors of the exchange in the capacity of a specialist/market maker on the options and equity floors, and as a floor broker for equities, options, and currencies. In addition to his service as Chairman of the PHLX Options Committee and member of the PHLX Executive Committee, John served on virtually every PHLX Committee and chaired the following PHLX committees: Admissions, Allocation, Arbitration, Elections, Evaluation and Securities, Finance, Long Range Strategic Planning, Marketing, New Product Development and Nominating. John also served as Chairman of the Board of the Stock Clearing Corporation of Philadelphia, Chairman of the Board of the Philadelphia Board of Trade, Chairman of the Board of the Philadelphia Depository Corporation and as a board member of the PHLX's technology subsidiary, and Advanced Tech Source Company. Over the course of his career in the securities industry, John has also been a member of the Toronto Stock Exchange, a seat owner of the New York Mercantile Exchange as well as registered with the National Futures Association as a floor broker.

As previously publicly disclosed by the Company in prior filings, Mr. Wallace was the Chairman of DBOT and a shareholder of DBOT until the Company consummated a share exchange with the shareholders of DBOT in May 2019 pursuant to which (i) the Company will own approximately 98% of the common stock of DBOT and (ii) Mr. Wallace will receive common stock of the Company valued at approximately $675,000 in exchange for Mr. Wallace’s DBOT shares.

Mr. Chao Yang, a current member of the Board, has been appointed to replace Mr. Shi as Chair of the Company’s compensation committee and as a member of the Company’s audit committee.

Item 8.01.	Other Events.

On July 5, 2019, the Company issued a press release announcing the appointment of Mr. Wallace to its Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated July 5, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ideanomics, Inc.

Date: July 9, 2019	By:	/s/ Alfred Poor
Alfred Poor
Chief Executive Officer